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                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                           IPG PHOTONICS CORPORATION

               -------------------------------------------------

                    Pursuant to Sections 242 and 245 of the
               General Corporation Law of the State of Delaware

               -------------------------------------------------

       The undersigned, IPG Photonics Corporation (the "Corporation"), a
                                                        -----------
corporation existing under the laws of the State of Delaware, hereby certifies as follows:

     1.  The name of the Corporation is IPG PHOTONICS CORPORATION.

     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 2, 1998 and a Certificate of Amendment was filed on March 30, 2000.

     3. The Amended and Restated Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     4. The text of the Certificate of Incorporation is amended and restated in full to read as follows:

     FIRST:  The name of the corporation (the "Corporation") is "IPG Photonics
                                               -----------
Corporation."

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Total number of shares of capital stock which the Corporation shall have authority to issue is 505,000,000 shares of which 500,000,000 shares shall be designated Common Stock, par value of $.0001 per share ("Common
                                                                  ------
Stock"), and 5,000,000 shares shall be designated Preferred Stock, par value of
-----
$.0001 per share ("Preferred Stock").
                   ---------------

     Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special
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rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

     1. The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by like action of the Board of Directors;

     2. The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

     3. The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation, and the terms and conditions of such conversion or exchange;

     4. Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

     5. The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

     6. The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

     7. The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

     8. Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

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     A.   Series A Preferred Stock.
          ------------------------

     Any capitalized terms not otherwise defined in this Section A are defined in Section A.7.1 hereof.

     Section 1.  Designation and Amount

     1.1 There shall be a series of the Preferred Stock which shall be designated as the "Series A Preferred Stock," par value $.0001 per share, and
                   ------------------------
the number of shares constituting such series shall be Five Hundred Thousand (500,000). Subject to Section A.5.3, such number of shares may be decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation with respect to shares of Series A Preferred Stock.

     1.2 The Corporation shall not reissue any shares of the Series A Preferred Stock and shall from time to time in accordance with applicable law increase the authorized amount of its Common Stock in the event that the number of authorized shares of Common Stock remaining available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock.

     Section 2. Dividends and Distributions. If any cash dividends or non-cash dividends or other distributions (other than distributions of Common Stock) are declared by the Board of Directors to be paid on any shares of Common Stock, then a dividend shall be paid at the same time to the holders of the outstanding shares of the Series A Preferred Stock at a rate per share equal to the product of (i) such per share dividend or other distribution declared by the Board of Directors on the Common Stock multiplied by (ii) the Conversion Ratio (as defined in Section A.5.3 below) then in effect.

     Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, or upon any Liquidating Merger, each holder of shares of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Common Stock, from the assets of the Corporation available for distribution to its Stockholders, whether from capital, surplus or earnings, an amount in cash equal to the sum of the aggregate Liquidation Value of all shares of Series A Preferred Stock held by such holder. Prior to the liquidation, dissolution or winding up of the Corporation or to any Liquidating Merger, the Corporation shall declare for payment all accrued and unpaid dividends, if any, with respect to the Series A Preferred Stock as set forth in Section A.2. If upon any such liquidation, dissolution or winding up of the Corporation or any such Liquidating Merger, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount that they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by each such holder. The Corporation shall give written notice of such liquidation, dissolution or winding up or of such Liquidating Merger, not less than 30 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock. Neither the consolidation or merger of the Corporation into or with

                                       3
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any other entity or entities that is a wholly-owned subsidiary of the
Corporation, nor the sale or transfer by the Corporation of all or any part of its assets to any such wholly-owned subsidiary, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution winding up or Liquidating Merger of the Corporation within the meaning of this
Section 3. After distribution of the holders of Series A Preferred Stock of the full preferential amount set forth above, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of shares of Common Stock pro rata based on their respective shareholdings on a fully diluted basis.

     Section 4. Voting Rights. The holders of the Series A Preferred Stock, voting as a class, shall be entitled to vote as provided by applicable law and as herein provided.

          4.1 Protective Voting Provisions. So long as shares of the Series A Preferred Stock shall be outstanding, without first obtaining the approval (by vote or written consent, as provided by law or by the Certificate of Incorporation or the bylaws of the Corporation, each as amended from time to time) of the holders of more than fifty percent of the outstanding shares of Series A Preferred Stock, voting separately as a class, the Corporation shall not:

          (i) increase the authorized number of shares of Series A Preferred Stock; or

          (ii) affect, alter, amend, repeal or waive the rights, preferences or privileges of the holders of the Series A Preferred Stock as set forth herein.

          4.2 Other Voting Provisions. The holders of the Series A Preferred Stock shall not be entitled to vote on any matter on which the holders of Common Stock shall be entitled to vote (including the election of directors), except as otherwise required by law.

          Section 5.  Conversion.

          5.1 Elective Conversion. At any time after March 30, 2002, at his, her or its absolute and sole discretion, any holder of shares of Series A Preferred Stock may convert all or any portion of the Series A Preferred Stock (including any fraction of a share) held by such holder, into a number of fully paid and nonassessable shares of Conversion Stock equal to the Conversion Ratio then in effect by delivery to the Corporation of a number of shares of Series A Preferred Stock having a value equal to the Conversion Price to be converted, and by surrendering such holder's certificate(s) in accordance with Section
A.5.6 hereof, and subject to Section A.5.7 hereof.

          5.2 Automatic Conversion. Immediately following the closing of (i) a Qualified IPO or (ii) the consummation of any merger or sale of a majority of the Common Stock of the Corporation or of all or substantially all of its assets (other than a merger with or sale to an Affiliate of the Corporation) in which the holders of the Common Stock (assuming conversion of all convertible securities of the Corporation) would be entitled to receive in a liquidation consideration worth at least $500,000,000, then any and all outstanding shares of Series A Preferred Stock shall automatically convert to Conversion Stock at the then effective

                                       4
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Conversion Ratio without any further action on the part of any holder of the
Series A Preferred Stock, subject to Sections A.5.8 and Section A.5.9 hereof. Upon such automatic conversion, each share of Series A Preferred Stock shall be canceled and not subject to reissuance as Series A Preferred Stock, but shall rather be undesignated and unreserved Preferred Stock of the Corporation.

          5.3  Conversion Ratio.  The "Conversion Ratio" shall be
                                       ----------------
determined by dividing the Original Liquidation Price by the Conversion Price (as defined in Section A.5.4 hereof).

          5.4 Conversion Price. The initial Conversion Price shall equal $10.00 per share. The Conversion Price shall be subject to adjustment from time to time as follows:

          5.4.1 Definitions. For purposes of this Section A.5.4, the following definitions shall apply:

          (i) "Additional Shares" shall mean all shares of Common Stock issued
               -----------------
(or, with respect to options, rights or warrants, deemed to be issued in accordance with Section A.5.4.2) by the Corporation after the date that the original of the Series A Preferred Stock Certificate of Designation is filed with the Secretary of State of the State of Delaware, other than in any of the following transactions:

              (a) in connection with the issuance to directors, officers, employees, or consultants of the Corporation or its Affiliates, in connection with their service to the Corporation, of options, rights, or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock pursuant to stock purchase or stock options plans or agreements on terms from time to time approved by the Board of Directors;

              (b) upon the issuance of securities in an underwritten offering of the Corporation's equity securities to the public pursuant to an effective registration statement under the Securities Act;

              (c)  upon conversion of Series A Preferred Stock;

              (d) upon the issuance of a stock dividend declared by the Board of Directors to be paid on the Common Stock as a class, or upon any stock split or other subdivision or combination of Common Stock;

              (e) upon the exercise of options, rights, or warrants to subscribe for, purchase or otherwise acquire Common Stock or Series A Preferred Stock outstanding or committed to be issued the date that the original of the Series A Preferred Stock Certificate of Designation is filed with the Secretary of State of the State of Delaware or described in (a) above;

              (f) upon the exercise of warrants delivered in connection with borrowings, lines of credit or other credit facilities extended to the Corporation;

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

              (g) in connection with a strategic alliance or partnership, or joint venture or development arrangement with any non-Affiliated Person;

              (h) upon the issuance of shares issued in respect of the antidilution provisions of this Certificate of Incorporation or other antidilution provisions governing the Corporation's securities; or

              (i) in connection with the issuance to an Affiliate of the Corporation of securities of the Corporation, provided that such issuance does not cause the Corporation's issued Common Stock to exceed 50,000,000 shares, taking into consideration reserves for stock options, warrants, Conversion Shares and other series of convertible preferred shares issued after the date that the original of the Series A Preferred Stock Certificate of Designation is filed with the Secretary of State of Delaware.

         (ii) "Consideration" shall mean the following:
               -------------

              (a) In the case of the issuance of Common Stock for cash, the Consideration shall be deemed to be the aggregate amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof and excluding amounts paid or payable for accrued interest or accrued dividends thereon.

              (b) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the Consideration other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that if, at the time of such determination, the Common Stock is traded in the over-the-counter market, the Nasdaq Stock Market, or on a national or regional securities exchange (or if other securities constituting such Consideration are traded in the over-the-counter market, the Nasdaq Stock Market or on a national or regional securities exchange), such fair value as determined by the Board of Directors shall not exceed the Current Market Value (as defined in Section A.5.4.1(iii)) of the Common Stock or of such other securities.

              (c) In the case of the granting or issuance of options to purchase or rights to subscribe for Common Stock that are deemed to be Additional Shares under Section A.5.4.1(i) hereof, such Additional Shares shall be deemed to be issued at the time such options or rights were granted or issued and for a consideration equal to the Consideration (determined in the manner provided in Section A.5.4.1(ii)(a) and Section A.5.4.1(ii)(b) hereof), if any, received by the Corporation upon the issuance of such options or rights, plus the additional minimum aggregate amount (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution), if any, to be received by the Corporation upon the exercise of such options or rights.

              (d) In the case of the granting or issuance of securities by their terms convertible into or exchangeable for Common Stock that are deemed to be Additional Shares under Section A.5.4.1(i) hereof, such Additional Shares shall be deemed to be issued at the time such securities were granted or issued and for a consideration equal to the Consideration (determined in the manner provided in Sections Section A.5.4.1(ii)(a) and Section A.5.4.1(ii)(b) hereof), if any, received by the Corporation for such securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum aggregate amount (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) of consideration (determined in the manner provided in Sections Section A.5.4.1(ii)(a) and Section A.5.4.1(ii)(b) hereof), if any, to be received by the Corporation upon the conversion or exchange of such securities.

              (e) In the case of the granting or issuance of options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock that are deemed to be Additional Shares under Section A.5.4.1(i) hereof, such Additional Shares shall be deemed to be issued at the time such securities were issued or the options or rights were granted or issued or for a consideration equal to the Consideration (determined in the manner provided in Section A.5.4.1(ii)(a) and Section A.5.4.1(ii)(b) hereof), if any, received by the Corporation for such options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional Consideration (determined in the manner provided in Sections Section A.5.4.1(ii)(a) and Section A.5.4.1(ii)(b) hereof), if any, to be received by the Corporation upon the exercise of such options or rights.

              (f) In the case of the issuance of Common Stock without consideration, the Consideration shall be deemed to be $0.0001 per share, or such lesser amount as shall be the then par value of the Common Stock.

        (iii) "Current Market Value" of a given security on any given date
               --------------------
shall be deemed to be the average of the daily closing prices per share of the security for 20 consecutive business days selected by the Corporation before such date. The closing price for each day shall be the last sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national or regional securities exchange on which the security is listed or admitted to trading or on the Nasdaq Stock Market or, if it is not listed or admitted to trading on any national or regional securities exchange or on the Nasdaq Stock Market, the average of the closing and asked prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose, or if it is not a publicly traded company, as determined by the Board of Directors of the Corporation in a good faith resolution, based upon the best information available to it.

        5.4.2 The maximum number of shares of Common Stock deliverable upon the exercise, conversion or exchange of options, rights or warrants to subscribe for, purchase or otherwise acquire Common Stock or Series A Preferred Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) shall be deemed to be exercised, converted or exchanged immediately upon any such grant or issuance. In the case that options or rights granted or issued as set forth in Section

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A.5.4.1(i)(c) or Section A.5.4.1(i)(e) expire, or in the case that all of the rights to exchange or convert securities issued as set forth in Section A.5.4.1(i)(d) terminate, in each case having been issued by the Corporation for Consideration (as determined pursuant to Section A.5.4.1(i)(c), Section A.5.4.1(i)(d) and Section A.5.4.1(i)(e) above), the Conversion Price shall forthwith be appropriately readjusted to such Conversion Price as would have been in effect at the time of such expiration or termination had such options or rights or securities, to the extent outstanding immediately prior to such expiration or termination, never been granted or issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

          5.4.3 If the Corporation shall issue any Additional Shares without Consideration or for consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares, the Conversion Price shall be adjusted according to the following formula:

               CP =  ((OS x OCP) + C) / (OS + NS)

               where

               CP =   Adjusted Conversion Price;

               OS = Shares of Common Stock or Common Stock Equivalents outstanding or deemed outstanding (including those shares deemed to be issued as a result of previous adjustments of the Conversion Price pursuant to Section A.5 hereof), on a fully diluted, as-converted basis immediately prior to such issuance of Additional Shares;

              OCP = Conversion Price in effect immediately prior to such issuance of Additional Shares;

                C = Consideration (as calculated in accordance with Section A.5.4.1(ii) hereof), if any, received by the Corporation in such issuance of Additional Shares; and

               NS = Number of Additional Shares (but excluding the additional shares of Common Stock deemed issued only as a result of such adjustment of the Conversion Price).

          5.4.4 No adjustment of the Conversion Price shall be made if such adjustment would result in a change in a Conversion Price in an amount less than $0.01 per share. Any Additional Shares issued or deemed issued (and any Consideration received or deemed received) shall be included in subsequent future adjustments, but only until such change in the Conversion Price as a result of such cumulative adjustments is equal to at least $0.01 per share.

          5.4.5 No adjustment of the Conversion Price shall be made in respect of non-stock dividends on the Common Stock or the Series A Preferred Stock.

          5.4.6 On any change in the number of shares of Common Stock deliverable upon (i) the exercise of any options or rights deemed to be Additional Shares under Section A.5.4.1(i) hereof, or (ii) the conversion of or exchange for convertible or exchangeable securities deemed to be Additional Shares under Section A.5.4.1(i) hereof, or (iii) the conversion of or exchange for convertible or exchangeable securities issuable upon the exercise of any options or rights deemed to be Additional Shares under Section A.5.4.1(i) hereof, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, then the Conversion Price for the Series A Preferred Stock shall forthwith be readjusted to reflect such change with respect to (x) such options or rights not exercised prior to such change, or (y) such securities not converted or exchanged prior to such change, or (z) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be.

          5.4.7 If the number of shares of Common Stock outstanding at any time after the effective date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, or the effective date of such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

          5.4.8 If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

          5.4.9 Notwithstanding anything seemingly to the contrary herein, in no event whatsoever shall the Conversion Price be adjusted to a number less than the par value of the Conversion Stock; such an adjustment shall be deemed not to be "appropriate" within the meaning of this Section A.5.

          5.5 Reorganization or Reclassification. In the event of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any related series of such transactions, the shares of Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property or cash of the Corporation or entity resulting from such reorganization or reclassification to which such holder would have been entitled, if immediately prior to such reorganization or reclassification, such holder had converted the shares of Series A Preferred Stock held by such holder to Common Stock immediately prior to such reorganization or reclassification.

          5.6. Mechanics of Elective Conversion. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Conversion Stock pursuant to Section A.5.1 hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed or in blank, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock (or, in addition to the aforementioned places, at such other place as the Board of Directors may reasonably designate), and shall give written notice to the Corporation (in the manner described in Section A.7.3 hereof) at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Conversion Stock are to be issued. The Corporation shall use its commercially reasonable efforts promptly to (subject to Section A.5.9), issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to the nominee or nominees of such holder, (x) a certificate or certificates for the number of shares of Conversion Stock to which such holder shall be entitled as herein provided, (y) a certificate representing any shares of Series A Preferred Stock not so converted and (z) an amount of cash equal to accrued but unpaid dividends on the shares converted, calculated through the date of such conversion and, if applicable, the payment required by Section A.5.7 and Section
A.5.8. Any conversion shall be deemed to have been made immediately prior to the close of business on (i) the date such written notice is given (provided that such holder's certificate or certificates are delivered to the Corporation within two business days after such notice is given) or (ii) in any other case, on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Stock on such date. Notwithstanding the foregoing, no written notice of election to convert or surrender of certificates shall be required in the event of an automatic conversion pursuant to Section A.5.2.

          5.7 Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock into Conversion Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, in its reasonable discretion, the Board of Directors may cause the Corporation to pay cash to such holder equal to such fraction (calculated as to each conversion to the nearest 1/100th of a share) multiplied by the applicable Conversion Price or may round the number of shares of Conversion Stock to be issued to the nearest whole share as follows: (i) any fractional shares equal to at least one-half shall be rounded upward; and (ii) any fractional shares equal to less than one-half shall be rounded downward.

          5.8 Declared, but Unpaid Dividends. Promptly upon conversion, the Corporation shall also pay to the former holders of shares of the Series A Preferred Stock so converted an amount in cash equal to any and all accrued but unpaid dividends on the shares of Series A Preferred Stock surrendered for conversion through the date of such conversion (whether or not declared) out of funds legally available for such payment; provided, however, that if the funds of the Corporation legally available for payment of such dividends are insufficient to pay all such dividends required to be paid on such date, those funds which are legally available and not subject to such restrictions shall be used to pay the maximum possible amount of such dividends and the remaining dividends shall be paid as soon as practicable when additional funds of the Corporation not subject to such restrictions become legally available therefor.

          5.9 Transfer Taxes. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Conversion Stock on conversion of shares of the Series A Preferred Stock pursuant to this Section
A.5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Conversion Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          5.10 No Impairment; Cooperation. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, Liquidating Merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A.5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment. Subject to Section A.4.1, this provision shall not restrict the Corporation from effecting an amendment to its Certificate of Incorporation in accordance with the General Company Law of the State of Delaware. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any filings or obtain any approvals, governmental or otherwise, prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          5.11 Certificate as to Adjustments. Upon the occurrence of each event requiring adjustment or readjustment of the Conversion Price pursuant to this Section A.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and shall prepare and cause to be furnished to holders of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation also shall, upon written request of any holder of record of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments and (b) the Conversion Price at the time in effect.

          5.12 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution or to vote on any matter upon which such stockholders may be entitled to vote, the Corporation shall give notice to each holder of shares of Series A Preferred Stock and to each holder of outstanding warrants, options or other rights to acquire Series A Preferred Stock at least 10 days prior to the date specified therein, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or vote.

          5.13 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock solely for the purpose of effecting the conversion of the outstanding shares of Series A

Preferred Stock and all shares of Series A Preferred Stock issuable upon exercise of outstanding warrants and options, such number of shares of Conversion Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and all shares of Series A Preferred Stock issuable upon exercise of outstanding warrants and options. All shares of Conversion Stock that shall be so issued shall be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof.

          Section 6.  Replacement.  Upon receipt of evidence reasonably
                      -----------
satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

          Section 7.  Miscellaneous.
                      -------------

          7.1 Definitions. For the purposes of Section A.1 through Section A.7 of this Article Fourth:

          "Affiliate" means, with respect to any Person, (a) each Person that,
           ---------
directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty percent or more of the Stock (as defined below) having ordinary voting power in the election of directors of such Person,
(b) each Person that controls, is controlled by or is under common control with such Person and (c) in the case of individuals, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Corporation. For purposes of this definition, "control" of a Person shall mean
                                                -------
the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or understanding, by virtue of being an executive officer or a director or otherwise. For purposes of this definition, "Stock"
                                                                       -----
means all shares, options, warrants, general or limited partnership or membership interests or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Common Stock" means, collectively, the Corporation's common stock,
           ------------
par value $.0001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          "Conversion Stock" means shares of the Common Stock issuable upon
           ----------------
conversion of the Series A Preferred Stock, provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred Stock are issued by a Person other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean
                                                    ----------------
the aggregate number of shares of the securities issuable upon conversion of the Series A Preferred Stock if such securities are issuable in shares, or the aggregate of the smallest units in which such securities are issuable if such securities are not issuable in shares.

          "Liquidation Value" of any share of Series A Preferred Stock as of any
           -----------------
particular date shall be equal to the Original Liquidation Price per share of Series A Preferred Stock, plus any and all accrued and unpaid dividends, including those dividends required to be paid thereon under Section A.2 hereof.

          "Liquidating Merger" shall mean any merger, consolidation or sale or
           ------------------
exchange of all or substantially all of the property and assets of the Corporation or any subsidiary thereof (other than with or to any Affiliate of the Corporation), otherwise than in the usual and regular course of its business, which will result in the stockholders of the Corporation immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the combined voting power of the surviving, continuing or purchasing entity.

          "Original Liquidation Price" of any share of Series A Preferred Stock
           --------------------------
shall be equal to $10.00 per share.

          "Person" means any individual, sole proprietorship, Company,
           ------
partnership, unincorporated organization, association, limited liability Company, trust, joint venture or other business or not for profit entity or government.

          "Qualified IPO" means the sale of the Common Stock to the public in a
           -------------
firm commitment public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with any successor thereto, the "Securities Act") that generates gross proceeds to the Corporation
              --------------
(before deducting underwriting discounts and other customary offering expenses) in an aggregate amount equal to at least $35,000,000 at a pre-money valuation of at least $500,000,000.

          7.2 Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand, or upon receipt if sent by mail (registered or certified mail, return receipt requested and postage prepaid), or on the next business day after deposit if sent by reputable overnight courier service, charged prepaid, or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type), and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, and
(ii) to any holder of shares of Series A Preferred Stock or of Conversion Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

          7.3 Severability. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Incorporation is finally adjudicated by a court of competent jurisdiction to be invalid, unlawful or incapable of being enforced by any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation, shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be dependent upon any other such right, preference or limitation unless so expressed herein.

     B.   Series B Preferred Stock.
          ------------------------

          Designation and Amount. A total of 3,800,000 shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Convertible Participating Preferred Stock, par value $0.0001 per share (the

"Series B Preferred Stock").
 ------------------------


          Section 2. Dividends and Distributions. The holders of Series B Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion; provided, however, that no such dividend
                                      --------  -------
may be declared or paid on any shares of Common Stock or Series A Preferred Stock unless at the same time a dividend is declared or paid on all outstanding shares of Series B Preferred Stock, with holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock sharing in any such dividends as if they constituted a single class of stock and with each holder of shares of Series B Preferred Stock entitled to receive such dividends based on the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible in accordance with Section B.6 hereof.

          Section 3.  Liquidation; Merger, etc.
                      ------------------------

          3.1  Series B Liquidation Preference.  Upon any liquidation,
               -------------------------------
dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding
                             -----------------
shares of Series B Preferred Stock shall be entitled to be paid, on a pari passu basis to the Series A Preferred, before any amount shall be paid or distributed to the holders of the Common Stock and any other capital stock ranking on liquidation junior to the Series B Preferred Stock (the Common Stock and such other capital stock being referred to collectively as, "Junior Stock"), an
                                                        ------------
amount per share of Series B Preferred Stock, payable in cash, equal to the sum of (i) $25.00 plus any declared but unpaid dividends on such shares of Series B
               ----
Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) (the "Series B Participation
                                                       -----------------------
Amount") and (ii) such amount of the remaining assets of the Corporation as
------
would have been payable per share of Series B Preferred Stock had each such share been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of Section B.6 hereof (the sum of (i) and (ii), the

"Series B Preference Amount"); provided, however, that in the event that the
 --------------------------
Series B Preference Amount determined pursuant to the foregoing formula would result in amount equal to or greater than $100.00 per share (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like), the Series B Participation Amount shall be adjusted in a linear fashion such that the adjusted Series B

Participation Amount equals the product of (x) the Series B Participation Amount prior to the adjustment and (y) the Adjustment Factor (as defined below). The "Adjustment Factor" shall be a number not less than zero and not greater than one determined by the following formula:

                   Adjustment Factor = 1 -  (    x - y     )
                                              ------------
                                                   z

where:

     x = the Series B Preference Amount prior to any adjustment to the Series B Participation Amount (but adjusted appropriately for stock splits, stock dividends, recapitalizations and the like);

     y = $100.00 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like);

     z = $25.00 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like).

     If the amounts available for distribution to holders of Series A Preferred Stock and Series B Preferred Stock upon a Liquidation Event are not sufficient to pay all amounts due, such holders shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

          3.2  Remaining Assets.  After the payment of all preferential amounts
               ----------------
required to be paid to the holders of the Series B Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

          3.3  Amount Payable in Mergers, etc.  The holders of not less than a
               -------------------------------
Majority Interest may elect to have treated as a Liquidation Event (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale of all or substantially all of the assets of the Corporation, or (iii) any other transaction by or as a result of which a single person (or group of affiliated persons) newly acquires or holds stock representing a majority of the Corporation's outstanding voting power (a "Change of Control Transaction").
In such event, all consideration payable to the stockholders of the Corporation by the relevant purchaser or the Corporation in connection with a merger, consolidation or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid by the purchaser or distributed by the Corporation in redemption of the Series B Preferred Stock, as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Sections B.3.1 and B.3.2 above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale or Change of Control Transaction as if the same were a Liquidation Event. The Corporation shall promptly provide to the holders of shares of Series B Preferred Stock such information concerning the terms of such merger, consolidation, asset sale or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by the holders of Series B Preferred Stock. If applicable, the Corporation shall cause the agreement or plan of merger, consolidation or Change of Control Transaction agreement to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property, or redeemed, on a basis which gives effect to the provisions of this Section B.3. The amount deemed distributed to the holders of Series B Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable; provided, however, that in the event the amount per share
                       --------  -------
to be paid in any such transaction is $25.00 or less (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like), such amount shall be paid in cash. The value of such property, rights or other securities shall be determined as provided below in good faith by agreement of the Board of Directors of the Corporation and a Majority Interest. Notwithstanding anything to the contrary contained herein, the holders of shares of Series B Preferred Stock shall have the right to elect by vote of a Majority Interest to give effect to the conversion rights contained in Section B.6 (or by vote of a Majority Interest to give effect to the rights contained in Section B.7.5, if applicable) instead of giving effect to the provisions contained in this Section B.3.3 with respect to the shares of Series B Preferred Stock owned by them. Any election pursuant to this Section B.3.3 shall be made by written notice to the Corporation at least 5 days prior to the closing of the relevant transaction, and any such election shall bind all holders of this Series B Preferred Stock.

     For purposes of valuing any securities or other noncash or consideration to be delivered to the holders of the Series B Preferred Stock any transaction to which this Section B.3 is applicable, the following shall apply:

               (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

               (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three
     (3) business days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

          Section 4.    Election of Directors; Voting.
                        -----------------------------

          4.1  Election of Directors.   The holders of outstanding shares of
               ---------------------
Series B Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director of the Corporation. Such Director shall be the candidate receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock (the "Series B
                                                                    --------
Preferred Stock Director Designee"), with votes cast against such candidate and
---------------------------------
votes withheld having no legal effect. The election of the Series B Preferred Stock Director Designee shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority interest of the outstanding shares of the Series B Preferred Stock (a "Majority Interest") or (iv) by the written consent of the holder or holders of not less than a Majority Interest. If at any time when any share of Series B Preferred Stock is outstanding any Series B Preferred Stock Director Designee should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series B Preferred Stock shall also be entitled to vote for all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share entitled to the same number of votes specified in Section B.4.2.
Notwithstanding the foregoing, the holders of outstanding shares of Series B Preferred Stock, may, in their sole discretion, determine to elect no Series B Preferred Stock Director Designee from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.

          4.2  Voting Generally.  Each outstanding share of Series B Preferred
               ----------------
Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Section B.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of shares of Series B Preferred Stock shall be entitled to notice of any stockholder's meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section B.8) or by law.

          Section 5.  Redemption.
                      ----------

          5.1  Redemption.
               ----------

          5.1.1 At any time on or after August 25, 2006, upon the election of the holder or holders of not less a Majority Interest, the Corporation shall redeem, out of funds legally available therefor, up to thirty-three and one-third percent (33 1/3%) of the originally issued and outstanding shares of Series B Convertible Preferred Stock held by each holder of Series B Convertible Preferred Stock at such time;

          5.1.2 At any time on or after August 25, 2007, upon the election of the holder or holders of not less than a Majority Interest, the Corporation shall redeem, out of funds legally available therefor, up to that percentage of outstanding shares of Series B Convertible Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5.1.1 above, result in the redemption by the Corporation of up to sixty-six and two-thirds percent
(66 2/3%) of the originally issued and outstanding shares of Series B Convertible Preferred Stock held by each holder of Series B Convertible Preferred Stock at such time; and

          5.1.3 At any time on or after August 25, 2008, upon the election of the holder or holders of not less than a Majority Interest, the Corporation shall redeem, out of funds legally available therefor, up to that percentage of outstanding shares of Series B Convertible Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5.1.1 and Section
B.5.1.2 above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Series B Convertible Preferred Stock held by each holder of Series B Convertible Preferred Stock at such time.

The foregoing elections shall be made by such holders giving the Corporation and each of the other holders of Series B Preferred Stock not less than sixty (60) business days prior written notice, which notice shall set forth the date for such redemption and the percentage of such shares of Series B Preferred Stock to be redeemed from each holder (which percentage so elected on each redemption date shall be the same for each holder). The price per share for Series B Preferred Stock in connection with any redemption made pursuant to Section B.5.1 shall equal the Series B Participation Amount (the "Series B Redemption
                                                    -------------------
Price").
-----

          5.2  Redemption Date and Price Determination.  Upon the election of
               ---------------------------------------
the holders of not less than a Majority Interest to cause the Corporation to redeem Series B Preferred Stock pursuant to Section B.5.1, each holder of Series B Preferred Stock shall be deemed to have elected to cause the applicable percentage of such shares held by such holder to be so redeemed or to so participate. The date upon which a redemption is to occur in accordance with Section B.5.1 shall be specified in the notice of redemption pursuant to Section
B.5.1 and shall be referred to as a "Redemption Date."  Subject to Section
                                     ---------------
B.5.3, the aggregate Series B Redemption Price shall be payable in cash in immediately available funds to the respective holders on the Redemption Date in the amount specified in Section B.5.1.

          5.3  Insufficient Funds.   If the funds of the Corporation legally
               ------------------
available for the redemption of shares of Series B Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series B Preferred Stock required to be so redeemed, including, without limitation, (A) reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under
Section 154 of the Delaware General Corporation Law, to the extent permissible under applicable law, to create sufficient surplus to make such redemption and
(B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date (but which it has not yet redeemed) at the Series B Redemption Price.

     In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section B.5, including without limitation due to a prohibition of such redemption under the Delaware General Corporation Law, then such shares shall continue to be outstanding and entitled to all of the rights and preferences provided herein, and during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable redemption price shall increase at the rate per annum equal to 3% in excess of the rate established from time to time by Citibank, N.A. as its prime rate (the "Prime Rate") provided, however, that in no event
                             ----------   --------  -------
shall such interest exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of
                     ----------------------
any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess; provided, however, that, to the extent
                                  --------  -------
permitted by law, any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date.

          5.4  Surrender of Certificates.   Each holder of shares of Series B
               -------------------------
Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss"), at the principal executive
                          -----------------
office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series B Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series B Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has
                        --------  -------
insufficient funds legally available to redeem all shares of Series B Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the applicable Series B Redemption Price that the Corporation is not prohibited from paying by certified check or wire transfer, receive a new stock certificate for those shares of Series B Preferred Stock not so redeemed.

               Section 6. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights:

          6.1  Right to Convert.  Each share of Series B Preferred Stock shall
               ----------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth (5th) day prior to a Redemption Date, if any, at the office of the Corporation or any transfer agent for such series, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $25.00 by the Conversion Price at the time in effect for such series (the "Conversion Rate"). In addition, the
                                     ---------------
holders of shares of Series B Preferred Stock shall be entitled at any time, upon the written election of the holder or holders of not less than a Majority Interest, without the payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Series B Preferred Stock to be converted into Common Stock on the basis that each outstanding share of Series B Preferred Stock shall be converted into the number of fully paid and nonassessable shares of Common Stock which results from dividing $25.00 by the Conversion Price in effect at the time of such conversion, and upon the election to so convert in the manner and on the basis specified in this sentence, all holders of the Series B Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series B Preferred Stock pursuant to this Section B.6.1. The initial "Conversion Price" per share for shares of Series B Preferred Stock shall be $25.00, subject to adjustment as set forth in Section B.7.

          6.2  Automatic Conversion.  Each share of Series B Preferred Stock
               --------------------
shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the Conversion Rate as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the

"Securities Act"); covering the offer and sale of shares of the Corporation's
 --------------
common stock (i) in which proceeds received by the Corporation (after deduction of underwriter discounts and commissions) equal or exceed $100,000,000, (ii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market,(iii) at an initial public offering price per share of Common Stock, after underwriter discounts and commissions, of not less than (A) $40.00 per share, in the case of an offering which closes on or prior to December 31, 2000, (B) $43.75 per share, in the case of an offering which closes from January 1, 2001 to March 31, 2001, (C) $50.00 per share in the case of an offering which closes from April 1, 2001 to December 31, 2001, (D) $56.25 per share, in the case of an offering which closes from January 1, 2002 to August 31, 2002 or (E) $62.50 per share in the case of an offering which closes after August 31, 2002 (in each case appropriately adjusted for any stock split, stock dividend, combination, recapitalization and the like) (a "QPO" or a "Qualified Public Offering"). If the Corporation's first
    ---        -------------------------
underwritten offering of Common Stock would not otherwise be a QPO, then the Conversion Price shall be adjusted downward such that the adjusted Conversion Price is equal to the initial public offering price per share in such public offering divided by either 1.60, 1.75, 2.00, 2.25 or 2.50, as applicable (for each of the respective offerings described in (A) - (E) in the immediately preceding sentence); provided that in no event shall the Conversion Price be reduced by operation of this paragraph to an amount which is less than $10.00 and upon such adjustment such offering shall be deemed to be a QPO. If a closing of a QPO occurs, all outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

          6.3  Procedure for Conversion.
               ------------------------

               6.3.1  Voluntary Conversions.  Upon election to convert pursuant
                      ---------------------
     to Section B.6.1, the relevant holder of Series B Preferred Stock shall surrender the certificate or certificates representing the Series B Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series B Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Series B Preferred Stock shall be deemed effective as of the date of surrender of such Series B Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

               6.3.1  Automatic Conversion.  As of the closing of a QPO (the
                      --------------------
       "Automatic Conversion Date"), all outstanding shares of Series B
        -------------------------
       PreferredStock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series B Preferred Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Series B Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series B Preferred Stock surrendered are convertible on the Automatic Conversion Date.

          6.4  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve such shares for issuance upon such conversion.

          6.5  No Closing of Transfer Books.  The Corporation shall not close
               ----------------------------
its books against the transfer of shares of Series B Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series B Preferred Stock.

               Section 7.  Adjustments.
                           -----------

          7.1  Adjustments to the Conversion Price.  Except as provided in
               -----------------------------------
Section B.7.2 and except in the case of an event described in Section B.7.3, if and whenever after the date on which the Amended and Restated Certificate of Incorporation becomes effective (the "Closing Date") the Corporation shall
                                      ------------
issue or sell, or is, in accordance with this Section B.7.1, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale (a "Dilutive Issuance"), then, upon such Dilutive issuance,
                     -----------------
the Conversion Price shall be reduced as follows:

               (X) if such Dilutive Issuance occurs at any time on or prior to August 25, 2001 (except in connection with issuances of shares of Common Stock to strategic investors in a strategic alliance or other corporate partnering transaction approved by the Board of Directors of the Corporation, (a "Strategic Investment") which shall be subject
                               --------------------
          to clause (Y) below), the Conversion Price shall be reduced to the price so as to be equal to the lowest consideration per share (determined as provided in Section B.7.1.1, Section B.7.1.2 or Section B.7.1.5, as applicable) received for each additional share upon such dilutive issuance.

               (Y) if such Dilutive Issuance occurs in connection with a Strategic Investment or at any time after August 25, 2001, the Conversion Price shall be reduced to the price determined by dividing
          (i) an amount equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (2) the consideration, if any, received by the Corporation upon such issue or sale (determined as set forth below) by (ii) the total number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold.

     For purposes of this Section B.7.1, the following shall also be applicable:

               7.1.1  Issuance of Rights or Options.  If the Corporation shall,
                      -----------------------------
     at any time after the Closing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock
                           -------
     or securities being called "Convertible Securities"), in each case for
                                 ----------------------
     consideration per share (determined, as provided in this paragraph and in Section B.7.1.5 less than the Conversion Price, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options (and thereafter shall be deemed to be outstanding), at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section B.7.1.3, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

               7.1.2  Issuance of Convertible Securities.  If the Corporation
                      ----------------------------------
     shall, at any time after the Closing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section B.7.1.5 less than the Conversion Price, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued, as of the date of the issue or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding), at a price per share equal to the amount determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section
                     --------
     B.7.1.3, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               7.1.3  Change in Option Price or Conversion Rate.   If there
                      -----------------------------------------
     shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section B.7.1 or any Convertible Securities referred to in

     Section B.7.1 or 2, (B) the purchase price provided for in any Option referred to in Section B.7.1, (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section B.7.1 or 2 or (D) the rate at which Convertible Securities referred to in Section B.7.1 or (2) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section B.7.2, then the Conversion Price in effect at the time of such event shall be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced; and on the termination or repricing of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination or repricing had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or issued at such higher price, as the case may be.

               7.1.4  Adjustments for Other Dividends and Distributions.  In the
                      -------------------------------------------------
     event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or other property of the Corporation that they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities as they would have received if all outstanding share of Series B Preferred Stock had been converted into Common Stock on the date of such event.

               7.1.5  Consideration for Stock.  In case any shares of Common
                      -----------------------
     Stock shall be issued or sold, or deemed issued or sold, for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section B.7.1.1 or 2, as appropriate. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section B.7.1.1 or 2 as appropriate) as determined in good faith by the Board of Directors of the Corporation. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Majority Interest.

               7.1.6  Record Date.  In case the Corporation shall take a record
                      -----------
     of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               7.1.7  Treasury Shares.  The number of shares of Common Stock
                      ---------------
     outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any
                                         --------
     such shares shall be considered an issue or sale of Common Stock for the purpose of this Section B.7.

          7.2  Certain Issues of Common Stock Excepted. Certain Issues of Common
               ---------------------------------------  ------------------------
Stock Excepted.  Anything herein to the contrary notwithstanding, the
--------------
Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Closing Date of (i) shares of Common Stock upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock or upon exercise of warrants to purchase Common Stock outstanding as of August 25, 2000, (ii) shares issued in exchange for the stock or assets of another company in connection with the acquisition of or merger into such company; provided, that such actions shall have been approved by a majority of the members of the Board of Directors, which shall include the Series B Preferred Stock Director Designee, or (iii) up to an aggregate of 7,500,000 shares of Common Stock (subject to appropriate adjustment for any stock split, stock dividend or similar event) to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation or to the National Advisory Board, in each case authorized by the Board of Directors and issued pursuant to the Corporation's 2000 Incentive Compensation Plan or any other equity incentive plan approved by a Majority Interest ("Excluded Shares"), plus such number of Excluded Shares that are repurchased by the Corporation from such persons after such Closing Date in accordance with this Amended and Restated Certificate of Incorporation, pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices (appropriately adjusted to reflect the occurrence of any event described in Section B.7.3 paid by such persons to the Corporation therefor).

          7.3  Subdivision or Combination of Common Stock.  In case the
               ------------------------------------------
Corporation shall at any time after the Closing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section B.7.1.4 by reason thereof.

          7.4  Reorganization or Reclassification.  If any capital
               ----------------------------------
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          7.5  Adjustment for Merger or Reorganization, etc.  In case of any
               ---------------------------------------------
consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in Section B.7 set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in Section B.7 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Series B Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section B.6 (or the rights contained in Section B.3.3, if applicable) instead of giving effect to the provisions contained in this Section B.7.3 with respect to the shares of Series B Preferred Stock owned by such holder.

     Section 8.  Covenants.  The Corporation shall not, without first having
                 ---------
provided written notice of such proposed action to each holder of outstanding shares of Series B Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest:

          8.1 declare or pay any dividends or make any distributions of cash, property or securities of the Corporation in respect of its capital stock (other than (i) with respect to the Series A Preferred Stock or (ii) dividends that are paid pro rata to the holders of the Series B Preferred Stock), or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock or stock appreciation, phantom stock or similar rights, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Series B Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (ii) the repurchase of Excluded Shares pursuant to rights held contractual by the Corporation and at repurchase prices not exceeding the respective original purchase price (appropriately adjusted to reflect the occurrence of any event described in Section B.7.3, or (iii) dividends or distributions payable solely in shares of Common Stock;

          8.2 authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation or any other equity security ranking senior to the Series B Preferred Stock as to liquidation, sale or merger preferences, conversion, redemption or dividend rights or with any special voting rights;

          8.3 amend, alter or repeal any provision of, or add any provision to, Section B of this Amended and Restated Certificate of Incorporation or otherwise alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit or, the Series B Preferred Stock;

          8.4 otherwise adopt any amendment to this Amended and Restated Certificate of Incorporation or the Company's Bylaws that adversely affects the powers, preferences or material rights of the Series B Preferred Stock;

          8.5 increase the number of authorized shares of Series B Preferred Stock or reclassify any capital stock;

          8.6  change the nature of the business now conducted by the Company;

          8.7 effect a recapitalization or reorganization in a form which results in the termination of the Corporation's status as a Corporation under the Internal Revenue Code of 1986, as amended (including without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

          8.8 enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.

     Further, the Corporation shall not, by amendment of this Amended and Restated Certificate of Incorporation or through any Liquidation Event or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series B Preferred Stock.

     Section 9.  Notice; Adjustments.
                 -------------------

            9.1  Liquidation Events, Extraordinary Transactions, Etc.  In the
                 ---------------------------------------------------
event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section
B.3.3 hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series B Preferred Stock at least thirty
(30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section
B.3.3 hereof, QPO or other public offering is expected to become effective, and
(C) the date on which the books of the Corporation shall close or a record shall
be taken with respect to any such event.   Such notice shall be accompanied by a
certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Series B Preferred Stock each holder of Series B Preferred Stock would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

            9.2  Adjustments; Calculations.  Upon the occurrence of each
                 -------------------------
adjustment or readjustment of the Conversion Price pursuant to Section B.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

            9.3  Waiver of Notice.  The holder or holders of a Majority Interest
                 ----------------
may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

     Section 10.  No Reissuance of Series B Preferred Stock.  No share or shares
                  -----------------------------------------
of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     Section 11.  Contractual Rights of Holders.  The various provisions set
                  -----------------------------
forth herein for the benefit of the holders of the Series B Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

     C.  Ranking.
         -------

         (a) Liquidation.  The Series A Preferred Stock and the Series B
             -----------
         Preferred Stock shall rank on a parity with each other as to liquidation rights. Except as otherwise stated in this Amended and Restated Certificate of Incorporation, the Preferred Stock shall be senior to all other classes of the Corporation's capital stock as to liquidation rights.

         (b) Dividends.  No dividend shall be declared, paid or set apart on
             ---------
         any Common Stock (other than a dividend payable in stock ranking junior to the Series A Preferred Stock or Series B Preferred Stock as to dividends and liquidation rights) at a time at which any dividend on any Series A Preferred Stock or Series B Preferred Stock then outstanding shall be past due unless all past due dividends on the Series A Preferred Stock and Series B Preferred Stock shall be paid or properly made available not later than the time such dividend shall be paid on such junior stock. The Series A Preferred Stock and the Series B Preferred Stock shall rank pari passu as to the declaration
                                      ---- -----
         and payment of dividends.

         In the case of dividends or other distributions payable in stock of the Corporation other than Series A Preferred Stock or Series B Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Series A Preferred Stock or Series B Preferred Stock, which occur after the initial issuance of shares of Series B Preferred Stock by the Corporation, only shares of Common Stock shall be distributed with respect to Common Stock, only shares of Series A Preferred Stock shall be distributed with respect to Series A Preferred Stock and only shares of Series B Preferred Stock shall be distributed with respect to Series B Preferred Stock.

     D.  Common Stock.
         ------------

         (a) Dividends.  Subject to the preferential rights, if any, of the
             ---------
Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

          (b) Voting Rights.  At every annual or special meeting of stockholders
              -------------
of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share Common Stock outstanding in his name on the books of the Corporation.

          (c) Liquidation.  In the event of any liquidation, after payment or
              -----------
provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

     FIFTH:    At the first annual or special meeting of stockholders (the

"First Meeting") following the first date that any natural person who on the
--------------
date of filing this certificate of incorporation beneficially owns in excess of 20% of the total voting power of the outstanding shares of all classes of the capital stock entitled to vote generally in an election of directors of the Corporation shall (together with his affiliates and associates and entities he controls directly or indirectly, and trusts, foundations or other non-profit organizations with which he is associated or to which he has contributed shares of the Corporation) shall cease to beneficially own twenty percent (20%) or more of the total voting power of the outstanding shares of all classes of capital stock entitled to vote generally in the election of directors of the Corporation (the "Required Percentage"), the directors, other than those who may be elected
      -------------------
by the holders of any outstanding series of shares of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the first annual meeting of stockholders following the First Meeting, Class II shall be initially elected for a term expiring at the second annual meeting of stockholders following the First Meeting, and Class III shall be initially elected for a term expiring at the third annual meeting of stockholders following the First Meeting. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any outstanding series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, the number of directors in each class shall be apportioned as nearly equal as possible.

     SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

     (a) Subject to the limitations and exceptions, if any, contained in the bylaws of the Corporation, such bylaws may be adopted, amended or repealed by the board of directors of the Corporation.

     (b) Notwithstanding any other provisions of the Amended and Restated Certificate of Incorporation or the bylaws of the Corporation and in addition to any other vote required by law, the affirmative vote of the holders of not less than 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required in order for stockholders to amend the bylaws of the Corporation.

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

     (c) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the bylaws of the Corporation.

     (d) Special meetings of the stockholders may be called for any purpose or purposes by the chairman of the Board of Directors or the president and shall be called by the chairman of the Board of Directors, president or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the meeting and the business to be transacted thereat. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     (e) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the bylaws of the Corporation.

     (f) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of stock of the Corporation entitled to vote, voting as a single class.

     SEVENTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any bylaw, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

     EIGHTH:   A director of this Corporation shall not be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

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     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the such repeal or modification.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TENTH: Except as otherwise provided for or fixed pursuant to the provisions of Article Fourth of this Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders subsequent to such time as any natural person who on the date of filing of this certificate of incorporation beneficially owns in excess of 20% of the total voting power of the outstanding shares of all classes of capital stock entitled to vote generally in an election of directors of the Corporation (together with his affiliates and associates and entities he controls directly and indirectly, and trusts, foundations or other non-profit organizations with which he is associated or to which he has contributed shares of the Corporation) shall cease to beneficially own the Required Percentage or more, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

     ELEVENTH: The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware ("Section 203"), and the
                                                   -----------
restrictions contained in Section 203 shall not apply to the Corporation, until the first such time, if ever, as both of the following conditions exist: (a)
Section 203 by its terms would, but for the provisions of this Article Eleventh, apply to the Corporation; and (b) any natural person who on the date of filing of this certificate of incorporation beneficially owns in excess of 20% of the total voting power of the outstanding shares of all classes of capital stock entitled to vote generally in an election of directors of the Corporation (together with his affiliates and associates and entities he controls directly and indirectly, and trusts, foundations or other non-profit organizations with which he is associated or to which he has contributed shares of the Corporation) shall cease to beneficially own the Required Percentage or more. Once the Corporation shall become governed by Section 203 pursuant to the preceding sentence the Corporation shall be governed by Section 203 for so long as Section 203 by its terms shall apply to the Corporation, regardless of whether any person shall thereafter become the owner of more than 20% of the outstanding voting stock of the Corporation. For purposes of this Article TENTH, the terms "person", "owners" and "voting stock" shall have the meanings ascribed to them in Section 203, as Section 203 may be amended from time to time.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, IPG Photonics Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Valentin P. Gapontsev, its Chairman of the Board and Chief Executive Officer, this _____ day of _______, 2001.

                                    IPG PHOTONICS CORPORATION


                                    By:
                                       ----------------------------------------
                                       Valentin P. Gapontsev,
                                       Chairman of the Board and Chief
                                            Executive Officer